Exhibit 99.1

                ResCare Reports First Quarter Results;
            Company Issues 2006 Guidance on Earnings from
               Continuing Operations of $1.20 to $1.24

    LOUISVILLE, Ky.--(BUSINESS WIRE)--May 9, 2006--ResCare, Inc. (NASDAQ/NM:RSCR), the nation's leading provider of residential, training, therapeutic, educational and support services for people with disabilities and special needs, today announced results for the first quarter ended March 31, 2006.
    Ronald G. Geary, ResCare chairman, president and chief executive officer, said, "We are very pleased with our strong performance in the first quarter of 2006, which gives us momentum toward our goals for the year. The integration of our recently acquired Workforce Services Group continues to go well. We will continue to exercise strict fiscal and operational discipline as we selectively take advantage of acquisition opportunities that meet our criteria."

    First Quarter 2006 Financial Highlights

    Revenues for the first quarter of 2006 increased 25% over the prior year period to a record $318.9 million. Income from continuing operations was $9.4 million, up 41% from $6.7 million in the first quarter of 2005. Diluted earnings per common share from continuing operations were $0.29, an increase of 38% over the prior year's $0.21. EBITDA for the first quarter of 2006 was $23.8 million versus $18.1 million in the prior year, a 32% increase.
    Effective March 31, 2006, the Company ceased providing community services in the District of Columbia. The withdrawal has been accounted for as discontinued operations. Accordingly, the results of our community services in the District of Columbia and the related exit costs, net of income taxes, have been classified as discontinued operations for all periods presented.
    Net loss from discontinued operations for the first quarter of 2006 was $2.2 million, or $0.07 per diluted common share. The loss is comprised of a pretax operational loss of $1.4 million and pretax exit costs of $2.2 million, offset by a tax benefit of $1.4 million. For the first quarter of 2005, net loss from discontinued operations was $1.0 million, or $0.03 per diluted common share. This loss was comprised of pretax operational losses of $1.5 million, offset by a tax benefit of $0.5 million. Net income for the first quarter of 2006 was $7.2 million, or $0.22 per diluted common share, as compared with $5.7 million, or $0.18 per share, in the prior year quarter.
    Subsequent to the end of the first quarter, ResCare announced the acquisitions of Hometown Opportunities and Armstrong Uniserve, together generating annual revenues of approximately $31 million. The Company also subsequently completed four tuck-in acquisitions, with annual revenues of approximately $6 million.

    2006 Guidance from Continuing Operations

    The Company also updated its guidance for 2006 to reflect the following items:

    -- Earnings per diluted common share from continuing operations of $1.20 to $1.24.

    --  Revenues in the range of $1.33 billion to $1.35 billion.

    -- Diluted equivalent share count of 28.2 million common shares, plus 4.8 million common share equivalents for the preferred shares.

    -- Annual tax rate of 36%. The first quarter of 2006 was 39.5% due to the expiration on December 31, 2005, of the Work Opportunity Tax Credit. The Company assumes this credit will be reinstated as it has been for over 25 years, at which time the Company will adjust its annual tax rate to approximately 36%.

    -- Although many states' budgets are yet to be finalized, an approximate 0.5% to 1.0% increase in reimbursement rates for calendar year 2006.

    -- An assumed impact on operating costs from rising fuel and utility prices.

    -- The classification of Washington D.C. community services operations as discontinued operations.

    In conclusion, Mr. Geary said, "As always, I am honored to acknowledge the sacrifice and dedication of our employees. Their efforts, on behalf of the people we support, drive our success. With the help of these exceptional individuals and the strong momentum generated by our first quarter, we look forward with confidence to 2006."
    A listen-only simulcast and replay of ResCare's first quarter conference call will be available on-line at www.rescare.com and www.earnings.com on May 10, 2006, beginning at 9:00 a.m. Eastern Time.
    ResCare, founded in 1974 and based in Louisville, Kentucky, provides services in 36 states, Washington, D.C., Puerto Rico and Canada. ResCare's services include residential, therapeutic, job training and educational supports to people with developmental or other disabilities; education and training to young people in the Job Corps program; one-stop employment and training services for people experiencing barriers to employment; and supports to older people in their homes. More information is available at www.rescare.com.
    From time to time, ResCare makes forward-looking statements in its public disclosures, including statements relating to expected financial results, revenues that might be expected from new or acquired programs and facilities, its development and acquisition activities, reimbursement under federal and state programs, financing plans, compliance with debt covenants and other risk factors, and various trends favoring downsizing, de-institutionalization and privatization of government programs. In our filings under the federal securities laws, including our annual, periodic and current reports, we identify important factors that could cause our actual results to differ materially from those anticipated in forward-looking statements. Please refer to the discussion of those factors in our filed reports.



                             RESCARE, INC.
                    Unaudited Financial Highlights
                            (In thousands)

                                                  Three Months Ended
                                                       March 31,
                                                 --------------------
                                                   2006       2005
                                                 ---------  ---------
Income Statement Data:
Revenues                                          $318,925   $254,491
Facility and program expenses                      285,288    228,829
                                                 ---------  ---------
 Facility and program contribution                  33,637     25,662
Corporate general and
 administrative expense                             13,752     10,930
                                                 ---------  ---------
 Operating income                                   19,885     14,732
Interest expense, net                                4,300      4,566
                                                 ---------  ---------
 Income from continuing operations
  before income taxes                               15,585     10,166
Income tax expense                                   6,156      3,456
                                                 ---------  ---------
 Income from continuing operations                   9,429      6,710
Loss from discontinued operations,
 net of taxes                                       (2,215)    (1,039)
                                                 ---------  ---------


Net income                                          $7,214     $5,671
                                                 =========  =========

Amounts attributable to common shareholders (1):
 Income from continuing operations                  $8,009     $5,668
 Loss from discontinued operations                  (1,881)      (878)
                                                 ---------  ---------
   Net income                                       $6,128     $4,790
                                                 =========  =========

Basic earnings per common share:
 From continuing operations                          $0.30      $0.21
 From discontinued operations                        (0.07)     (0.03)
                                                 ---------  ---------
   Basic earnings per common share                   $0.23      $0.18
                                                 =========  =========

Diluted earnings per common share:
 From continuing operations                          $0.29      $0.21
 From discontinued operations                        (0.07)     (0.03)
                                                 ---------  ---------
   Diluted earnings per common share                 $0.22      $0.18
                                                 =========  =========

Weighted average number of common shares:
 Basic                                              27,129     26,147
 Diluted                                            27,638     26,906

EBITDA (2)                                         $23,824    $18,063

(1) Income from continuing operations attributable to preferred shareholders for the quarters ended March 31, 2006 and 2005, was $1.4 million and $1.0 million, respectively. Loss from discontinued operations attributable to preferred shareholders for the quarters ended March 31, 2006 and 2005, was $0.3 million and $0.2 million, respectively. Net income attributable to preferred shareholders for the quarters ended March 31, 2006 and 2005, was $1.1 million and $0.9 million, respectively.

(2) EBITDA is defined as income from continuing operations before depreciation and amortization, net interest expense and income taxes. EBITDA should not be considered as a measure of financial performance under accounting principles generally accepted in the United States of America. The items excluded from EBITDA are significant components in understanding and assessing financial performance. Management routinely calculates and communicates EBITDA and believes that it is useful to investors because it is commonly used as an analytical indicator within our industry to evaluate performance, measure leverage capacity and debt service ability, and to estimate current or prospective enterprise value. EBITDA is also used in measurements under certain covenants contained in our credit agreement. The following table sets forth a reconciliation of income from continuing operations to EBITDA.

                             RESCARE, INC.
              Unaudited Financial Highlights (continued)
                            (In thousands)

                                                  Three Months Ended
                                                       March 31,
                                                 --------------------
                                                   2006        2005
                                                 ---------  ---------

Reconciliation of Income from
 Continuing Operations to EBITDA:
Income from continuing operations                   $9,429     $6,710
Add: Interest, net                                   4,300      4,566
     Depreciation and amortization                   3,939      3,331
     Income tax expense                              6,156      3,456
                                                 ---------  ---------
EBITDA                                             $23,824    $18,063
                                                 =========  =========

                             RESCARE, INC.
              Unaudited Financial Highlights (continued)
                            (In thousands)

                                                  March 31,   Dec. 31,
                                                    2006        2005
                                                 ---------  ---------
Balance Sheet Data:
ASSETS
Cash and cash equivalents                          $11,402     $9,894
Short-term investments                                --       27,650
Accounts receivable, net                           188,733    160,821
Other current assets                                37,065     33,435
                                                 ---------  ---------
   Total current assets                            237,200    231,800
Property and equipment, net                         75,007     74,175
Goodwill                                           335,106    281,016
Other assets                                        36,779     24,111
                                                 ---------  ---------
                                                  $684,092   $611,102
                                                 =========  =========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities                               $151,172   $135,885
Other long-term liabilities                         21,818     21,125
Long-term debt                                     196,649    152,094
Shareholders' equity                               314,453    301,998
                                                 ---------  ---------
                                                  $684,092   $611,102
                                                 =========  =========

                                                  Three Months Ended
                                                       March 31,
                                                 --------------------
                                                   2006       2005
                                                 ---------  ---------
Cash Flow Data:
Net income                                          $7,214     $5,671
Adjustments to reconcile net income to
 cash (used in) provided by operating activities:
  Depreciation and amortization                      3,939      3,331
  Amortization of deferred charges                     218        322
  Provision for losses on accounts receivable        1,437      1,134
  Share-based compensation                             245       --
  Changes in operating assets and liabilities      (16,370)    10,176
                                                 ---------  ---------
   Cash (used in) provided by
    operating activities                            (3,317)    20,634
                                                 ---------  ---------
Cash flows from investing activities:
 Net redemptions (purchases) of
  short-term investments                            27,650    (13,490)
 Purchases of property and equipment                (3,833)    (2,886)
 Proceeds from sale of assets                        1,748       --
 Acquisitions of businesses                        (69,793)      (761)
                                                 ---------  ---------
   Cash used in investing activities               (44,228)   (17,137)
                                                 ---------  ---------
Cash flows from financing activities:
 Net borrowings of long-term debt                   44,038         34
 Proceeds received from
  exercise of stock options                          5,015      2,450
                                                 ---------  ---------
   Cash provided by financing activities            49,053      2,484
                                                 ---------  ---------
 Increase in cash and cash equivalents              $1,508     $5,981
                                                 =========  =========

    CONTACT: ResCare Inc., Louisville
             Ross Davison, 502-394-2123